Exhibit 99.1

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES CLOSE OF MERGER

WITH COLUMBIA TRUST BANCORP

Spokane, Washington, March 16, 2006 – AmericanWest Bancorporation (NASDAQ: AWBC) today announced that it has completed the acquisition of Columbia Trust Bancorp, the parent company of Columbia Trust Bank.

“With the close of this acquisition, we look forward to increasing our market share in the Columbia Basin region due to the combined strength of these teams,” remarked Robert M. Daugherty, AWBC’s President and Chief Executive Officer. “We are focused on ensuring that the integration process is seamless for Columbia Trust’s customers, and we are on track with regard to realizing anticipated cost savings during 2006.”

AmericanWest Bancorporation intends to integrate the Columbia Trust Bank branches into AmericanWest Bank by May 2006. In the meantime, the Columbia Trust Bank branches will be operated under the Columbia Trust name as a division of AmericanWest Bank. AWBC’s management projects up to $2.2 million in non-recurring expenses related to the transaction, including an estimated market loss on the sale of three of its existing branch locations as some operations will be consolidated into the acquired branches. Projected cost savings compared to Columbia Trust Bancorp’s results for the prior twelve months are close to 45%, which is about $3 million on an annualized basis. Exclusive of any revenue enhancement which may occur, the projected accretion during the first full year of combined operations is expected to be about $0.12 per share or 7.9%, excluding transaction-related expenses.

AmericanWest Bancorporation will issue approximately 719,946 shares and pay $17.5 million in cash for the outstanding Columbia Trust Bancorp shares and stock options in accordance with the terms of the merger agreement. The total transaction value is approximately $35.75 million. After conversion from Columbia Trust Bancorp to AmericanWest Bancorporation options, the total number of stock options is 160,818 at a weighted average strike price of $11.99 per share. The Columbia Trust shareholders will receive either $45.70 per share in cash or 1.8035 AmericanWest Bancorporation shares for each Columbia Trust Bancorp share held, pursuant to their elections and the terms of the merger agreement. Columbia Trust shareholders who did not elect or made an invalid election will receive $45.70 in cash for each Columbia Trust share held. The measurement period to determine the merger consideration to be paid for each share of Columbia Trust Bancorp common stock ended on March 8, 2006. The average closing price for AmericanWest Bancorporation common stock for the twenty trading day period from February 8, 2006 through March 8, 2006 was $25.34 per share.

As a result of the transaction, J. Frank Armijo, a former Columbia Trust Bancorp board member, has joined AWBC’s board of directors. Mr. Armijo is director and general manager of West Coast Programs for Lockheed Martin. He has over twenty years of experience in the business and information technology industry. To make room for Mr. Armijo’s appointment, existing AWBC board member Allen Ketelsen tendered his resignation from AWBC’s board. “AmericanWest is very grateful to Mr. Ketelsen for his valuable contribution and years of dedicated service to AmericanWest,” said Daugherty.

Columbia Trust Bank had total assets of $215 million and total deposits of $184 million as of December 31, 2005 with branches located in Pasco, Kennewick, Sunnyside and Yakima, Washington. Based on data as of December 31, 2005, the combined company would have had total assets of $1.3 billion, total loans of $1.1 billion and total deposits of $1.1 billion. Through its wholly-owned banking subsidiary AmericanWest Bank, the combined company will operate with 44 branches throughout Central and Eastern Washington and Northern Idaho.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to the Company’s ability to achieve anticipated cost savings, non-recurring expenses and projected per share accretion for the first year of operations. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movements may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” or other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

Available Information

AWBC’s internet address is www.awbank.net. Copies of the following documents, free of charge, are available from AWBC’s website by using the “Investor Relations” hyperlink:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q; and

•	Current Reports on Form 8-K.

AWBC makes these reports and certain other information that it files with the Securities and Exchange Commission (SEC) available on the Company’s website as soon as reasonably practicable after filing or furnishing them electronically with the SEC. These and other SEC filings of AWBC are also available, free of charge, from the SEC on its website at www.sec.gov. These documents may also be obtained free of charge from AWBC by requesting them in writing at AmericanWest Bank, 41 W. Riverside Avenue, Suite 400, Spokane, Washington 99201, or by telephone at 509-232-1536.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993